EXHIBIT 10.1

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

COMPROMISE AGREEMENT

Between

BIOENVISION LIMITED

and

DR ANDREW SAUNDERS

TABLE OF CONTENTS

PAGE

1.	Definitions And Interpretation	3
2.	Termination of Employment	5
4.	Settlement of Claims	5
5.	Warranties	8
6.	Termination Payment	9
7.	Taxation	9
8.	reference	10
9.	Expenses	10
10.	Employer Property	10
11.	Confidentiality	10
12.	Confidential Information	11
13.	Legal Advice	11
14.	Statutory conditions	12
15.	Open and binding agreement	12
16.	Variation	12
17.	entire agreement	12
18.	Jurisdiction	13

EMPLOYMENT RIGHTS ACT 1996, Section 203

COMPROMISE AGREEMENT

Between

BIOENVISION LIMITED, a company registered under the Companies Acts with Company Number 03714084 and having a place of business at 10 Lochside Place, Edinburgh Park, Edinburgh EH12 9RG (the “Employer”);

and

DR ANDREW SAUNDERS, residing at [****] (the “Employee”).

WHEREAS:

(A)	The Employee commenced employment with the Employer on 16 May 2005.

(B)	The Employee was employed by the Employer as Medical Director.

(C)

The Employee’s contract of employment with the Employer will terminate on the Termination Date (as defined below) and the Employee has agreed to accept this termination subject to the terms of this Agreement.

(D)

The Employee asserts various claims against the Employer arising out of the termination of his employment and confirms that he is entering into this Agreement on the strict understanding that he has declared to the Employer all claims of which he is aware.

(E)	The parties have agreed terms of settlement of such claims as set out in this Agreement.

(F)

The parties desire and intend that this Agreement be concluded in accordance with and will satisfy the conditions relating to Compromise Agreements set out in Section 203 of the Employment Rights Act 1996.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	For the purpose of this Agreement the following words or expressions shall have the following meanings: -

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

“Acts”

means sections 203(3) Employment Rights Act 1996, section 77(4A) Sex Discrimination Act 1975, section 72(4A) Race Relations Act 1976, Schedule 3A, of the Disability Discrimination Act 1995, Regulation 35 and Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Regulation 35 and Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, section 49(4) of the National Minimum Wage Act 1998, Regulation 41 of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 9 the Part-time Workers (Prevention of Less Favorable Treatment) Regulations 2000, Regulation 10 and Schedule 2 of the Fixed-Term Employees (Prevention of Less Favorable Treatment) Regulations 2002, section 288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, section 9 Employment Rights (Dispute Resolution) Act 1998 and Regulation 35(4) Working Time Regulations 1998; Schedule 5 Part 1.2(2) of the Employment Equality (Age) Regulations 2006; section 14 Employment Relations Act 1999; Regulation 40 information and Consultation of Employee Regulations 2004.

“Agreement”	means this agreement including any schedule or annexure to it.

“Associated Company”	means Bioenvision Inc and any other company defined as an “associated company” in the Income and Corporation Taxes Act 1988.

“Confidential Information”

means any information of a confidential nature obtained by the Employee during the course of or as a result of his employment with the Employer which belongs to and is of value to the Employer or Associated Company or in respect of which the Employer and/or any Associated Company owes a duty of confidentiality to a third party. Such information includes but is not limited to:

(a)	processes, products, services, business, pricing policies, know-how, secrets, inventions, discoveries or structures of the Employer or any Associated Company;
(b)	confidential lists and particulars of the clients and potential clients of the Employer or Associated Company;
(c)	any financial information relating to the Employer or any Associated Company; or
(d)	business plans of the Employer or any Associated Company.

“Termination Date”	means 9 April 2007 or such earlier date as the parties may agree in writing.

“Termination Payment”	means £124,000 Sterling

1.2.	Headings are for convenience only and shall not effect the construction or interpretation of this Agreement.

1.3.	Reference to any statutory provisions, rules or regulations shall be construed so as to include any statutory modifications, amendments or re-enactments thereof.

2.	TERMINATION OF EMPLOYMENT

The Employee’s employment with the Employer will terminate with effect from the Termination Date and the Employee has agreed to accept this termination subject to the terms herein.

3.	PAYMENT OF OUTSTANDING SALARY AND BENEFITS

3.1.

The Employee will receive his normal salary accrued holiday pay of 4 days in the sum of £1536.44 and contractual benefits up to and including the Termination Date subject to deduction of tax and National Insurance in the normal manner.

3.2.	Any sums due from the Employee to the Employer will be deducted from his final salary and any excess will be deducted from the Termination Payment.

3.3.

The Employer will undertake to advise the administrators of the Bioenvision pension scheme of which the Employee is a member that the Employee has left the Company and request that the administrators provide the Employee with a statement of the Employee’s accrued benefits under this scheme;

3.4.	The Employee shall be entitled to exercise any rights under the Company Stock Option Scheme vested in him at the Termination Date, in accordance with the terms of the said Stock Option Scheme.

4.	SETTLEMENT OF CLAIMS

4.1.

Without admission of liability by the Employer, the terms of this Agreement have been agreed and shall be in full and final settlement of any present, future or contingent claims the Employee has or may have against the Employer, any Associated Company, or any of their respective officers, employees, shareholders, contractors or agents arising directly or indirectly from the Employee’s employment with the Employer and/or the termination thereof with the exception of any claim for personal injuries of which the Employee could reasonably be expected to be aware of and/or accrued pension rights. Such claims may include (but are not limited to) any claims the Employee has or may have at common law, under statue or regulation, or pursuant to European Community law, including without limitation any claim:

4.1.1.	for breach of contract, wrongful dismissal, pay in lieu of notice or damages for termination of employment;
4.1.2.	for outstanding pay, overtime, bonuses, holiday pay, benefits in kind or commission (including any claim for unlawful deduction from wages);
4.1.3.	for unfair dismissal or constructive dismissal (including any claim in respect of any basic and /or compensatory and/or additional award);
4.1.4.	for a redundancy payment (including statutory redundancy payment);
4.1.5.	for breach of the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended;
4.1.6.	for breach of the Human Rights Act 1998 or the European Convention on Human Rights, as amended;
4.1.7.	for breach of the Working Time Regulations 1998, as amended;
4.1.8.	for breach of the National Minimum Wage Act 1998, as amended;
4.1.9.	for breach of the Transnational Information and Consultation of Employee Regulations 1999;
4.1.10.	for breach of the Data Protection Act 1998;
4.1.11.	for breach of the Employment Relations Act 1999;
4.1.12.	for breach of the Public Interest Disclosure Act 1998;
4.1.13.	for breach of the Employment Act 2002, as amended;
4.1.14.	for breach of the Employment Act 2002 (Dispute Resolution) Regulations 2004, as amended;
4.1.15.	for breach of the Employment (Industrial) Tribunals Act 1996;
4.1.16.	under any directly effective provision of the Treaty of Amsterdam or the legislation of the European Union;

4.1.17.	under the Employment Rights Act 1996;
4.1.18.	under the Trade Union and Labour Relations (Consolidation) Act 1992;
4.1.19.

under the Trade Union Reform and Employment Rights Act 1993 or any other employment related legislation, regulation, provision or directive including any amendment to, re-enactment or replacement of same;

4.1.20.	for breach of the Information and Consultation of Employees Regulations 2004;
4.1.21.	for discrimination, harassment and/or victimisation under:
4.1.21.1.	the Sex Discrimination Act 1975, as amended;
4.1.21.2.	the Race Relations Act 1976, as amended;
4.1.21.3.	the Disability Discrimination Act 1995, as amended;
4.1.21.4.	the Disability Discrimination Act 2005;
4.1.21.5.	the Employment Equality (Sexual Orientation) Regulations 2003, as amended;
4.1.21.6.	the Employment Equality (Religion or Belief) Regulations 2003, as amended;
4.1.21.7.	the Harassment Act 1997;
4.1.21.8.	the Race Directive (Council Directive 2000/43/EC);
4.1.21.9.	the Equal Treatment Directive (Council Directive 2000/78/EC);
4.1.21.10.	the Employment Equality (Age) Regulations 2006;
4.1.21.11.	the Employment Equality (Sex Discrimination) Regulations 2005.
4.1.21.12.	for breach of the Fixed-Term Employees (Prevention of Less Favorable Treatment) Regulations 2002, as amended;
4.1.21.13.	for breach of the Part-Time Workers (Prevention of Less Favorable Treatment) Regulations 2000;
4.1.21.14.	the Maternity and Parental Leave Regulations 1999;
4.1.21.15.	the Maternity and Parental Leave (Amendment) Regulations 2002;
4.1.21.16.	the Paternity and Adoption Leave Regulations 2002; and
4.1.21.17.	the Flexible Working (Procedural Requirements) Regulations 2002 and Flexible Working (Eligibility, Complaints and Remedies) Regulations 2002
4.1.21.18.	any undisclosed claim for personal injury, save for any latent personal injury unconnected to the termination of the Employee’s employment.

4.2.	For the avoidance of doubt, the above claims shall not include:-

4.2.1.	any claim the Employee may have against the trustees of any pension scheme of the Employer or any Associated Company in respect of accrued pension rights; and

4.2.2.	damages for any latent personal injury.

4.3.

The Employee hereby waives, renounces and discharges all and any such rights as he may, or might otherwise have had, to make any such claim to an Employment Tribunal or to any other Court or Tribunal against the Employer, any Associated Company or any of their respective officers, employees, shareholders, contractors or agents, arising out of or in connection with the Employee’s employment and/or the termination thereof.

4.4.

Without prejudice to the foregoing and to the binding nature of this Agreement at common law, if this Agreement is only effective for the purpose of precluding the Employee from presenting one particular complaint to an Employment Tribunal, then the particular complaint to which this Agreement pertains is the Employee’s complaint of unfair dismissal.

4.5.	For the avoidance of doubt, subject to Clause 5.2:

4.5.1.	if the Employee’s rights under any of the statutory provisions or EC legislation referred to in this Clause 4 have not been validly and lawfully excluded by the provisions of this Agreement; and

4.5.2.	if the Employee exercises such rights (or any of them); and

4.5.3.

if an Employment Tribunal or a Court shall find that the Employee is entitled to any remedy (whether monetary or non-monetary) against the Employer or Associated Company then the Employee will immediately upon demand repay the Termination Payment to the Employer and the Employer will be immediately released from any and all of its obligations under this Agreement. The Employee agrees that in these circumstances, the payments will be recoverable as a debt with interest accruing at the judicial rate from the date of the Employment Tribunal or Courts decision to the date repaid by the Employee, together with all costs (including legal fees) reasonably incurred by the Employer in recovering the sum.

5.	WARRANTIES

5.1.	The Employer enters into this Agreement in reliance of the warranties given by the Employee, and the Employee, having taken independent legal advice, warrants that:-

5.1.1.

he has not done or failed to do anything amounting to a repudiatory breach of the express or implied terms of his contract of employment with the Employer or Associated Company which, if the matter had come to the Employer’s attention before the Termination Date, would have entitled the Employer to terminate his employment;

5.1.2.

he has intimated any and all claims that he may be entitled to make against the Employer or Associated Company to the Employer or Associated Employer and his legal advisor in respect of his employment and/or the termination thereof, including any personal injury claims of which the Employee could reasonably be expected to be aware of at the date of execution of this Agreement by the Employee;

5.1.3.

he is not aware of any facts or circumstances which may give rise to a personal injury claim by him against the Employer or any Associated Company and their respective officers, employees, shareholders, contractors or agents;

5.1.4.	he has not and will not raise any action or make any claim against the Employer or Associated Company for any of the claims in Clause 4 of this Agreement;

5.1.5.

he has not, directly or indirectly, been the victim of any act of sex, race, sexual orientation, religion or belief, disability, age or any other form of discrimination by the Employer or Associated Company;

5.1.6.	the terms of this Agreement comply with the conditions specified in the Acts; and

5.1.7.	all outstanding salary, contractual benefits and accrued holiday pay have been paid by the Employer or Associated Company.

5.1.8.	by execution of this Agreement he has agreed that [****].

5.2.	Notwithstanding the terms of the above sub-clause, the Employee undertakes that in the event that he:-

5.2.1.	raises any Employment Tribunal, court or other proceedings in respect of any claim or complaint relating to his employment and/or the termination thereof; or

5.2.2.	breaches any other obligation or warranty contained in this Agreement;

5.2.3.

the Employee shall immediately repay the Termination Payment to the Employer and the Employer shall be immediately released from their obligations under this Agreement. The Employee agrees that the Termination Payment will be recoverable as a debt with interest accruing at the judicial rate from the date paid to the Employee to the date repaid by the Employee.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

6.	TERMINATION PAYMENT

6.1.	In consideration of the termination of employment OR, the Employer will pay to the Employee the Termination Payment.

6.2.

The Termination Payment shall be paid by the Employer to the Employee in the April salary run which will be processed on or around 13 April provided that the Employer or their legal representatives have received this agreement duly signed by the Employee, witnessed and with the appropriate certificate completed by the Employee’s advisor.

6.3.	The Employee accepts the Termination Payment in full and final settlement of all and any claims referred to in Clause 4.

7.	TAXATION

7.1.

In terms of the Income Tax (Earnings and Pensions) Act 2003 the first £30,000 of the Termination Payment shall be paid without deduction of income tax and/or National Insurance. The balance shall be subject to deduction of income tax and National Insurance contributions, which deductions shall be made by the Employer prior to payment of the Termination Payment.

7.2.

The Employer makes no warranty as to the taxable status of the Termination Payment [or any benefits payable under this Agreement] and, accordingly, the Employee agrees to indemnify and keep the Employer indemnified against any demand for income tax and/or National Insurance Contributions in respect of the payment of the Termination Payment or any other payment or benefit paid or provided under this Agreement in excess of any deduction made by the Employer at source provided that no payment of tax, save deductions required by law, will be made to the Inland Revenue without particulars of any proposed payment being given to the Employee and the Employee being given the opportunity at his own expense to dispute any payment.

7.3.

The Employee further agrees to indemnify and keep the Employer indemnified against any interest, penalties, reasonable costs, claims or other expenses which the Employer may incur in relation to such demand provided that no payment of interest, penalties, costs, claims or other expenses will be made to the Inland Revenue without particulars of any proposed payment being given to the Employee and the Employee being given the opportunity at his own expense to dispute any payment

7.4.

Provided that the Employer complies with its obligations under clauses 7.2 and 7.3, the Employee will pay any sums due under this clause within 14 days of written notification from the Employer of the sum so due. The Employee hereby agrees that such sum shall be recoverable as a debt if not paid timeously, with interest accruing at the judicial rate from the date payment was due until the date of payment by the Employee.

8.	REFERENCE

The Employer will provide a written reference upon request to any prospective employer of the Employee in the terms of the reference detailed at Schedule 2 of this Agreement subject to the Employer's compliance with its obligations to third parties in giving references. The Employer agrees that any reference provided will be written only and that no verbal reference is to be given to any prospective employer in relation to the Employee.

9.	EXPENSES

The Employee acknowledges that he has no outstanding expenses claims in connection with his work on behalf of the Employer.

10.	EMPLOYER PROPERTY

10.1.

The Employee warrants that, except for any item of such property which the Employee is expressly permitted to retain under this Agreement, all property and Confidential Information belonging to the Employer or any Associated Company which is in the possession or control of the Employee, will be returned to the Employer in good working order on or before the Termination Date.

10.2.	The Employee further warrants that he will not retain the ability to access any such property nor permit access to be given to any third party.
10.3.	In addition the Employer will allow accompanied access to their premises to the Employee on 11th April at 6.30pm for the purpose of the Employee collecting any personal belongings of his held by them.

11.	CONFIDENTIALITY

11.1.

It is a condition of this Agreement that its facts and terms shall remain confidential to the parties, their immediate family, the Inland Revenue and other statutory bodies, and their legal and professional advisers. Except as agreed in this Agreement or otherwise required by law, no statement or comment shall be made by the parties to any third party in relation to the terms or existence of this Agreement, the claims of the Employee settled by its terms, the circumstances of the termination of the employment and the events and negotiations leading up to the conclusion of the Agreement. The Employee undertakes to advise any such family member so informed that both the fact and terms of this Agreement are confidential and must not be disclosed to any other party and the Employee shall be responsible for any disclosure by such person as if it were a disclosure by the Employee in breach of this Agreement.

11.2.	The Employer or Associated Company will not, whether directly or indirectly, make, publish or communicate in any media whatsoever any derogatory or disparaging remarks concerning the Employee and the Employee will not, whether directly or indirectly, make, publish or communicate in any media whatsoever any such remarks concerning the Employer or Associated Company, or their agents, shareholders, directors, officers or employees. For the avoidance of doubt, such remarks include comments from which either party could be identified, even if not named directly, in any medium, including “blogging” on the internet.

11.3.

The Employee warrants that he has not made any statement or taken any steps prior to the date of this Agreement which would constitute a breach of this Clause as if it had occurred after the date of this Agreement.

12.	CONFIDENTIAL INFORMATION

12.1.

The Employee agrees (without limit of time) not to use or divulge to any person, firm or company, any trade or business secrets or any Confidential Information which has come to his knowledge in the course of his employment. This restriction shall not apply to any Confidential Information coming into the public domain other than as a result of any breach by the Employee of this obligation.

12.2.

The Employee warrants that all documents, discs, tapes or other media containing or referring to any Confidential Information and which are in his possession will be delivered up to the Employer on or by the Termination Date, all of which shall be deemed to be Employer’s Property.

12.3.

The Employee warrants to the Employer, or any Associated Company, that he has not and will not retain any copies of or the ability to access any of the Confidential Information, give any copies of the same to any person or allow access to such Confidential Information to any other person.

13.	LEGAL ADVICE

13.1.

The Employee confirms that he has received independent legal advice from [****] (“the Adviser”) of [****](who is a relevant independent adviser within the meaning of the Employment Rights Act 1996) as to the terms and effect of this Agreement and in particular its effect on their ability to pursue any claim before an Employment Tribunal or court against the Employer arising out of or in connection with his employment and/or termination of employment or loss of directorship.

13.2.

The Employee has been advised by the Adviser that a contract of insurance or a professional indemnity covering the risk of a claim in relation to such advise is and will remain enforce for the foreseeable future.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

13.3.

The Employer will, within 28 days of receiving a VAT invoice addressed to the Employee and marked payable by the Employer, pay directly to the Adviser a contribution towards the Employee’s legal expenses relating to the preparation of this Agreement up to a maximum of £10,000 inclusive of VAT.

14.	STATUTORY CONDITIONS

It is agreed by both parties that the conditions regulating Compromise Agreements under the Acts have been satisfied.

15.	OPEN AND BINDING AGREEMENT

Notwithstanding that this Agreement is marked “Without Prejudice and Subject to Contract”, it is agreed that it shall become open and binding between the parties upon the signature of the Employee and his Adviser.

16.	VARIATION

No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

17.	ENTIRE AGREEMENT

This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior discussions, negotiations, agreements, understandings or arrangements (whether oral or written or otherwise) in respect of the subject matter of this Agreement.

18.	JURISDICTION

This Agreement shall be governed by and construed in all respects in accordance with the laws of Scotland and each of the parties to this Agreement irrevocably agrees to submit to the exclusive jurisdiction of the Scottish courts. IN WITNESS WHEREOF.

Signed on behalf of Bioenvision Limited	/s/ Christopher B. Wood
By Christopher B. Wood its	Employer

duly authorised signatory at

Cardiff on 20/4 2007

Witness Signature:	/s/ Hugh Griffith

Witness Name:	Hugh Griffith

Witness Address:	10 Lochside Place, Edinburgh

Signed by Andrew Saunders at	/s/ Andrew Saunders
Edinburgh on 11/4 2007	Employee

Witness Signature:	/s/ Dawn Dickson

Witness Name:	Dawn Dickson

Witness Address:	19A Canning Street, Edinburgh

SCHEDULE 1

Certificate

I confirm that:

1.	I am a relevant independent adviser as defined in the Agreement between

Bioenvision Limited and Dr Andrew Saunders to which this Certificate is attached.

2.	I have advised the Employee of the terms and the effect of the Agreement and in particular of its effect on his ability to pursue a claim before an Employment Tribunal.

3.

There is in force a contract of insurance or an indemnity provided for members of a profession body covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice.

Signed ...........................

Name ............................................................... ... (Capitals)

Capacity ................................................................

(eg solicitor, advocate, authorised litigator, officer of trade union, advice centre worker)

Schedule 2

The Reference

[****]

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.